Exhibit 3.1

BROOKFIELD PROPERTY PARTNERS L.P.

FOURTH AMENDMENT TO THE

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Second Amended and Restated Limited Partnership Agreement of Brookfield Property Partners L.P. (the “Partnership”), dated as of August 8, 2013, as amended by a First Amendment, dated as of November 5, 2015, as amended by a Second Amendment, dated as of March 21, 2019, as amended by a Third Amendment, dated as of August 20, 2019, to the Second Amended and Restated Limited Partnership Agreement (as amended, the “Agreement”) is made as of the 18th day of February, 2020, by the undersigned. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the General Partner desires to amend the Agreement pursuant to this Amendment to create additional series of Class A Limited Partnership Units having the rights and restrictions set out in Part IV of Schedule A to this Amendment;

AND WHEREAS, pursuant to Section 3.5 of the Agreement, the Partnership may issue additional Partnership Interests (including new series of classes of Partnership Interests) for any Partnership purpose at any time and on such terms and conditions as the General Partner shall determine in its sole discretion, without the approval of any Limited Partners;

AND WHEREAS, pursuant to Sections 14.1 of the Agreement, subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, the General Partner, without the approval of any Limited Partner, may amend any provision of the Agreement to reflect certain changes, including, as provided for in Section 14.1.6 of the Agreement, an amendment that the General Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 3.5 of the Agreement;

AND WHEREAS, the General Partner desires to amend the Agreement as set out herein;

NOW THEREFORE,

1.                                      Amendments to Article 1

(a)                                 Section 1.1.2 is hereby deleted in its entirety and replaced with the following:

“Agreement” means this Second Amended and Restated Limited Partnership Agreement of Brookfield Property Partners L.P., as amended by the First Amendment to the Second Amended and Restated Limited Partnership Agreement of the Partnership dated as of November 5, 2015, as amended by the Second Amendment to the Second

Amended and Restated Limited Partnership Agreement of the Partnership dated as of March 21, 2019, as amended by the Third Amendment to the Second Amended and Restated Limited Partnership Agreement of the Partnership dated as of August 20, 2019 and as amended by the Fourth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated as of February 18, 2020;

2.                                      Schedule A of the Agreement is hereby amended by adding Part IV of Schedule A to this Amendment as Part IV of Schedule A of the Agreement.

3.                                      This amendment shall be effective as of February 18, 2020.

4.                                      This amendment shall be governed by and construed in accordance with the laws of Bermuda.

5.                                      Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

6.                                      This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

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2

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the 18th day of February, 2020.

GENERAL PARTNER: BROOKFIELD PROPERTY PARTNERS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

[Fourth Amendment to Second LPA]

PART IV

BROOKFIELD PROPERTY PARTNERS L.P. (the “Partnership”)

Number and Designation of and Rights, Privileges, Restrictions and Conditions

Attaching to the

Class A Cumulative Redeemable Perpetual Units, Series 3

The third series of Class A Preferred Units of the Partnership shall consist of preferred limited partnership interests designated as Class A Cumulative Redeemable Perpetual Units, Series 3 (the “Series 3 Preferred Units”) and, in addition to the rights, privileges, restrictions and conditions attaching to the Class A Preferred Units as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.             Definitions

For the purposes hereof, the following capitalized terms shall have the following meanings, unless the context otherwise requires:

“Additional Amounts” has the meaning specified in Section 2(B)(e)(i) to this Part IV of Schedule A.

“ADRs” mean American Depositary Receipts or their functional equivalent.

“Arrears” means, with respect to the Series 3 Distributions, the full cumulative Series 3 Distributions through the most recent Series 3 Distribution Payment Date that have not been paid on all Outstanding Series 3 Preferred Units.

“Assignee” means a Person to whom one or more Partnership Interests have been transferred in a manner permitted under this Agreement.

“BPR Group” means Brookfield Property REIT Inc., BPR OP, L.P. and any of their direct or indirect subsidiaries.

“Change of Control” means the occurrence of either of the following after the Series 3 Original Issue Date: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) other than any Continuing Brookfield Person; or (b) the consummation of any transaction (including any merger, consolidation or business combination) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) other than any Continuing Brookfield Person becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act), directly or indirectly, of a majority of the voting power of the Partnership’s Voting Stock.

“Change of Control Triggering Event” means the occurrence of a Change of Control following the consummation of which neither the Partnership nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on Nasdaq, the NYSE, or the TSX, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE, or the TSX.

“Change in Tax Law” means (i) a change in or amendment to laws, regulations or rulings of any Relevant Taxing Jurisdiction, (ii) a change in the official application or interpretation of those laws, regulations or rulings, (iii) any execution of or amendment to any treaty affecting taxation to which any Relevant Taxing Jurisdiction is party or (iv) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction, whether or not such decision was rendered with respect to the Partnership, in each case described in (i)-(iv) above occurring after February 10, 2020; provided that in the case of a Relevant Taxing Jurisdiction other than Bermuda in which a Successor Entity is organized, such Change in Tax Law must occur after the date on which the Partnership consolidates, merges or amalgamates (or engages in a similar transaction) with the Successor Entity, or conveys, transfers or leases substantially all of the Partnership’s properties and assets to the Successor Entity, as applicable.

“Continuing Brookfield Person” means the Brookfield Group, the General Partner, any member of the BPY Group or the BPR Group, and/or any of the foregoing.

“Delisting Brookfield Transaction” means the occurrence of either of the following after the Series 3 Original Issue Date: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) that is a Continuing Brookfield Person; or (b) the consummation of any transaction (including any merger, consolidation or business combination) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) that is a Continuing Brookfield Person becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act), directly or indirectly, of (i) a majority of the voting power of the Partnership’s Voting Stock or (ii) 100% of the Equity Units.

“Delisting Brookfield Transaction Triggering Event” means both (i) the occurrence of the Delisting Brookfield Transaction and (ii) within nine months of the consummation of a Delisting Brookfield Transaction neither the Equity Units (or ADRs representing such securities) nor the Series 3 Preferred Units are listed on Nasdaq, the NYSE, or the TSX, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE, or the TSX.

“Depositary” means, with respect to any Series 3 Preferred Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Equity Credit” means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per Series 3 Preferred Unit assigned to the Series 3 Preferred Units, as equity, rather than debt, by a Rating Agency in evaluating the capital structure of an entity.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Paying Agent” means the Series 3 Transfer Agent, acting in its capacity as paying agent for the Series 3 Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series 3 Preferred Units, the General Partner shall act in such capacity.

“Rating Agency” means (a) S&P and (b) if S&P ceases to rate the Series 3 Preferred Units or fails to make a rating of the Series 3 Preferred Units, as the case may be, for reasons outside of the Partnership’s control, for Series 3 Preferred Units, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Securities Exchange Act selected by the General Partner as a replacement agency for S&P.

“Relevant Date” has the meaning specified in Section 2(B)(e)(ii) to this Part IV of Schedule A.

“Relevant Taxing Jurisdiction” means (i) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (ii) any jurisdiction from or through which the Partnership or the Paying Agent is making payments on the Series 3 Preferred Units or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (iii) any other jurisdiction in which the Partnership or a Successor Entity is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Series 3 Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series 3 Preferred Units, as such criteria are in effect as of the Series 3 Original Issue Date.

“Series 3 Distribution Payment Date” means the last day of each of March, June, September and December of each year; provided however, that if any Series 3 Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series 3 Distribution Payment Date shall instead be on the immediately succeeding Business Day without the accumulation of additional distributions; provided further, that the Series 3 Distribution Payment Date for the initial Series 3 Distribution Period shall be June 30, 2020.

“Series 3 Distribution Period” means a period of time from and including the preceding Series 3 Distribution Payment Date to, but excluding, the next Series 3 Distribution Payment Date for such Series 3 Distribution Period (other than the initial Series 3 Distribution Period, which means a period of time from and including the Series 3 Original Issue Date to, but excluding, June 30, 2020).

“Series 3 Distribution Rate” means an annual rate equal to 5.750% of the Series 3 Liquidation Preference, subject to adjustment from time to time as set forth in Section 2(B)(b)(ii) to this Part IV of Schedule A.

“Series 3 Distribution Record Date” has the meaning given to such term in Section 2(B)(b)(iii) to this Part IV of Schedule A.

“Series 3 Distributions” means distributions with respect to Series 3 Preferred Units pursuant to Section 2(B)(b) to this Part IV of Schedule A.

“Series 3 Holder” means a Record Holder of Series 3 Preferred Units.

“Series 3 Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon dissolution, liquidation or winding-up of the Partnership pursuant to Article 13 of the Agreement, ranks junior to the Series 3 Preferred Units, including Equity Units and the General Partner Units, but excluding any Series 3 Parity Securities and Series 3 Senior Securities.

“Series 3 Liquidation Preference” means a liquidation preference for each Series 3 Preferred Unit equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series 3 Preferred Units).

“Series 3 Original Issue Date” means February 18, 2020.

“Series 3 Parity Securities” means (i) every class or series of the Class A Preferred Units (including the Series 1 and Series 2 Preferred Units) and Series 3 Preferred Units and (ii) any class or series of Partnership Interests established after the Series 3 Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series 3 Preferred Units as to distributions and amounts payable upon dissolution, liquidation or winding-up of the Partnership pursuant to Article 13 of the Agreement.

“Series 3 Preferred Units” has the meaning given to such term in the preamble to this Part IV of Schedule A.

“Series 3 Ratings Event” means a change by any Rating Agency to the Series 3 Current Criteria, which change results in (i) any shortening of the length of time for which the Series 3 Current Criteria are scheduled to be in effect with respect to the Series 3 Preferred Units or (ii) a lower Equity Credit being given to the Series 3 Preferred Units than the Equity Credit that would have been assigned to the Series 3 Preferred Units by such Rating Agency pursuant to its Series 3 Current Criteria.

“Series 3 Redemption Date” has the meaning given such term in Section 2(B)(d)(i) to this Part IV of Schedule A.

“Series 3 Redemption Notice” has the meaning given such term in Section 2(B)(d)(ii) to this Part IV of Schedule A.

“Series 3 Redemption Payments” means payments to be made to the Series 3 Holders to redeem Series 3 Preferred Units in accordance with Section 2(B)(d) to this Part IV of Schedule A.

“Series 3 Redemption Price” has the meaning given such term in Section 2(B)(d)(i) to this Part IV of Schedule A.

“Series 3 Senior Securities” means any class or series of Partnership Interests established after the Series 3 Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series 3 Preferred Units as to distributions and amounts payable upon dissolution, liquidation or winding-up of the Partnership pursuant to Article 13 of the Agreement.

“Series 3 Transfer Agent” means American Stock Transfer & Trust Company, LLC, and its successors and assigns, or any other transfer agent and registrar appointed by the General Partner for the Series 3 Preferred Units.

“Successor Entity” means an entity formed by a consolidation, merger, amalgamation or other similar transaction involving the Partnership or an entity to which the Partnership conveys, transfers or leases substantially all its properties and assets.

“Tax Event” has the meaning specified in Section 2(B)(d)(i) to this Part IV of Schedule A.

“TSX” means the Toronto Stock Exchange.

“Voting Stock” of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only for so long as no senior class of securities has such power by reason of any contingency; without limiting the foregoing, (i) if the person is a limited partnership, the “Voting Stock” will be determined with reference to each general partner of such person, (ii) if such person is a general partnership, the “Voting Stock” will be determined with reference to the general partner(s) that owns more than 50% of the interests of such general partnership, and (iii) if such person is a trust, the “Voting Stock” will be determined with reference to the majority of the trustees of such trust.

2.              Terms of Series 3 Preferred Units.

A.                 General. Each Series 3 Preferred Unit shall be identical in all respects to every other Series 3 Preferred Unit, except as to the respective dates from which the Series 3 Liquidation Preference shall increase or from which Series 3 Distributions may begin accruing, to the extent such dates may differ. The Series 3 Preferred Units represent perpetual interests in the Partnership and shall not give rise to a claim by the Partnership or a Series 3 Holder for conversion or, except as set forth in Section 2(B)(d) to this Part IV of Schedule A, redemption thereof at a particular date.

B.            Rights of Series 3 Preferred Units. The Series 3 Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

a.              Series 3 Preferred Units.

i.      The authorized number of Series 3 Preferred Units shall be unlimited. Series 3 Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

ii.     The Series 3 Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series 3 Holder shall be entitled to receive a definitive Certificate evidencing its Series 3 Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series 3 Preferred Units and the General Partner shall have not selected a substitute Depositary within sixty (60) calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series 3 Preferred Units, payments and communications made by the Partnership to Series 3 Holders shall be made by making payments to, and communicating with, the Depositary.

b.              Distributions.

i.      Distributions on each Outstanding Series 3 Preferred Unit shall be cumulative and shall accumulate at the applicable Series 3 Distribution Rate from and including the Series 3 Original Issue Date (or, for any subsequently issued and newly Outstanding Series 3 Preferred Units, from and including the Series 3 Distribution Payment Date immediately preceding the issue date of such Series 3 Preferred Units) until such time as the Partnership pays the Series 3 Distribution or redeems such Series 3 Preferred Unit in accordance with Section 2(B)(d) to this Part IV of Schedule A, whether or not such Series 3 Distributions shall have been declared. Series 3 Holders shall be entitled to receive Series 3 Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series 3 Distribution Rate per Series 3 Preferred Unit when, as, and, if declared by the General Partner. Series 3 Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 2(B)(b) to this Part IV of Schedule A, shall be paid, in Arrears, on each Series 3 Distribution Payment Date. Series 3 Distributions shall accumulate in each Series 3 Distribution Period, provided that distributions shall accrue on accumulated but unpaid Series 3 Distributions at the Series 3 Distribution Rate. If any Series 3 Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series 3 Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Series 3 Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. All Series 3 Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 2(B)(b) or 2(B)(e)(i) to this Part IV of Schedule A shall be payable without regard to the income of the Partnership and shall be treated for U.S. federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code, including for the purpose of determining income, gain, loss, and expense of the Partnership and maintaining capital accounts, unless there is a change in Tax law or administrative practice that requires treatment other than as guaranteed payments for U.S. federal income tax purposes, as determined in the sole discretion of the General Partner. For U.S. federal income tax purposes, the deduction attributable to any amount treated as a guaranteed payment shall be specially allocated to the Partners in a manner determined by the General Partner in its sole discretion that is not inconsistent with the applicable provisions of the Code and Treasury Regulations. Such guaranteed payments with respect to any Series 3 Distribution Period shall be for the account of Series 3 Holders as of the applicable Series 3 Distribution Record Date, or as otherwise reasonably determined by the General Partner.

ii.     If the Partnership does not give notice of redemption prior to the 61st day following the Change of Control Triggering Event to redeem all the outstanding Series 3 Preferred Units as set forth in Section 2(B)(d)(i) to this Part IV of Schedule A, the Series 3 Distribution Rate shall increase by 5.00% beginning on the 61st day following such Change of Control Triggering Event. If the Partnership does not give notice of redemption prior to the 61st day following the Delisting Brookfield Transaction Triggering Event to redeem all of the outstanding Series 3 Preferred Units as set forth in Section 2(B)(d)(i) to this Part IV of Schedule A, the Series 3 Distribution Rate shall increase by 5.00% beginning on the 61st day following such Delisting Brookfield Transaction Triggering Event, provided that if either the Equity Units and/or the Series 3 Preferred Units are subsequently listed on either Nasdaq, the NYSE or the TSX, the Series 3 Distribution Rate shall reset to 5.750%.

iii.    Not later than 5:00 p.m., New York City time, on each Series 3 Distribution Payment Date, the Partnership shall pay those Series 3 Distributions, if any, that shall have been declared by the General Partner to Series 3 Holders on the Record Date for the applicable Series 3 Distribution. The Record Date (the “Series 3 Distribution Record Date”) for the payment of any Series 3 Distributions shall be the first Business Day of the month of the applicable Series 3 Distribution Payment Date, except that in the case of payments of Series 3 Distributions in Arrears, the Series 3 Distribution Record Date with respect to a Series 3 Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 2 to this Part IV of Schedule A. So long as any Series 3 Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series 3 Junior Securities (other than a distribution payable solely in Series 3 Junior Securities) unless full cumulative Series 3 Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series 3 Preferred Units and any Series 3 Parity Securities through the most recent respective distribution payment dates; provided, however, notwithstanding anything to the contrary in this Section 2(B)(b)(iii) to this Part IV of Schedule A, if a distribution period with respect to a class of Series 3 Junior Securities or Series 3 Parity Securities is shorter than the Series 3 Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series 3 Junior Securities or Series 3 Parity

Securities, so long as, at the time of declaration of such distribution, (i) there are no Series 3 Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series 3 Preferred Units on the next successive Series 3 Distribution Payment Date. Accumulated Series 3 Distributions in Arrears for any past Series 3 Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series 3 Distribution Payment Date, to Series 3 Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series 3 Distributions in Arrears on all Outstanding Series 3 Preferred Units and all accumulated distributions in arrears on any Series 3 Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series 3 Preferred Units and accumulated distributions in arrears on any such Series 3 Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series 3 Preferred Units and any other Series 3 Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series 3 Preferred Units and any such other Series 3 Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series 3 Preferred Units and such other Series 3 Parity Securities, if any, at such time and apportioned equally among them in accordance with the relative amount to be paid or allocated to each group. Subject to Sections 13.3 of the Agreement and Section 2(B)(g) to this Part IV of Schedule A, Series 3 Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative Series 3 Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series 3 Distributions as described in Section 2(B)(b)(i) to this Part IV of Schedule A, no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series 3 Preferred Units. So long as the Series 3 Preferred Units are held of record by the Depositary or its nominee, declared Series 3 Distributions shall be paid to the Depositary in same-day funds on each Series 3 Distribution Payment Date or other distribution payment date in the case of payments for Series 3 Distributions in Arrears.

c.               Voting Rights.

i.      Notwithstanding anything to the contrary in this Agreement, the Series 3 Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 5.3 of Part I of Schedule A to this Agreement, this Section 2(B)(c) to this Part IV of Schedule A or as otherwise required by Bermuda Law.

ii.     Notwithstanding anything to the contrary in this Agreement, the General Partner shall not adopt any amendment to the Partnership Agreement that has a material adverse effect on the powers, preferences, duties or special rights of the Series 3

Preferred Units unless such amendment (i) is approved by a resolution signed by Series 3 Holders owning not less than the percentage of the Series 3 Preferred Units that would be necessary to authorize such action at a meeting of Series 3 Holders at which all Series 3 Holders were present and voted or were represented by proxy or (ii) is passed by an affirmative vote of at least 66 2/3% of the votes cast at a meeting of Series 3 Holders duly called for that purpose and at which the holders of at least 33 1/3% of the outstanding Series 3 Preferred Units are present or represented by proxy; provided, however, that (x) subject to Section 5.3 of Part I of Schedule A to this Agreement, the issuance of additional Partnership Interests (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 2(B)(c)(ii) to this Part IV of Schedule A and (y) for purposes of this Section 2(B)(c)(ii) to this Part IV of Schedule A, no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series 3 Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series 3 Holders shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series 3 Preferred Units. If at any such meeting the holders of Series 3 Preferred Units of at least 33 1/3% of the then Outstanding Series 3 Preferred Units are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five (5) days thereafter and to such time and place as may be designated by the chairman of such meeting. At such adjourned meeting, the Series 3 Holders present or represented by proxy may transact the business for which the meeting was originally called and the Series 3 Holders then present or represented by proxy shall form the necessary quorum.

iii.    For any matter described in this Section 2(B)(c) to this Part IV of Schedule A in which the Series 3 Holders are entitled to vote as a series (whether separately or together with the holders of any Series 3 Parity Securities), such Series 3 Holders shall be entitled to one vote per Series 3 Preferred Unit. Any Series 3 Preferred Units held by the Partnership or any of its Subsidiaries or their Affiliates shall not be entitled to vote.

iv.    Notwithstanding Section 2(B)(c)(ii) to this Part IV of Schedule A and Section 5.3 of Part I of Schedule A to this Agreement, no vote of the Series 3 Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series 3 Preferred Units at the time Outstanding.

d.              Optional Redemption; Series 3 Ratings Event; Change of Control Triggering Event; Delisting Brookfield Transaction Triggering Event; Change in Tax Law.

i.      The Partnership shall have the right (i) at any time, and from time to time, on or after March 31, 2025, in whole or in part, (ii) prior to March 31, 2025, at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series 3 Ratings Event, in whole but not in part, (iii) at any time within 90 days after the first date on which a Change of Control Triggering Event occurred, in whole but not in part, (iv) at any time within 90 days after the first date on which a Delisting Brookfield Transaction Triggering Event occurred, in whole but not in part, or (v) if as a result of a Change in Tax Law there is, in the Partnership’s reasonable determination, a substantial probability that the Partnership or any Successor Entity would become obligated to pay any Additional Amounts on the next succeeding Series 3 Distribution Payment Date and the payment of those Additional Amounts cannot be avoided by the use of any reasonable measures available to the Partnership or any Successor Entity (a “Tax Event”), in whole but not in part, to redeem the Series 3 Preferred Units, using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series 3 Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series 3 Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clauses (i), (iii), (iv) and (v) of this Section 2(B)(d)(i) to this Part IV of Schedule A), or 102% (in the case of a redemption described in clause (ii) of this Section 2(B)(d)(i) to this Part IV of Schedule A), of the Series 3 Liquidation Preference for such Series 3 Preferred Unit on such Series 3 Redemption Date plus an amount equal to all unpaid Series 3 Distributions thereon from the Series 3 Original Issue Date to, but excluding, the Series 3 Redemption Date (whether or not such distributions shall have been declared) (the “Series 3 Redemption Price”). So long as the Series 3 Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series 3 Redemption Price shall be paid by the Paying Agent to the Depositary on the Series 3 Redemption Date.

ii.     The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series 3 Redemption Date to the Series 3 Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series 3 Preferred Units to be redeemed as such Series 3 Holders’ names appear on the books of the Series 3 Transfer Agent and at the address of such Series 3 Holders shown therein. Such notice (the “Series 3 Redemption Notice”) shall state, as applicable: (1) the Series 3 Redemption Date, (2) the number of Series 3 Preferred Units to be redeemed and, if less than all Outstanding Series 3 Preferred Units are to be redeemed, the number (and in the case of Series 3 Preferred Units in certificated form, the identification) of Series 3 Preferred Units to be redeemed from such Series 3 Holder, (3) the Series 3 Redemption Price, (4) the place where any Series 3 Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series 3 Redemption Price therefor (which shall occur automatically if the Certificate representing such Series 3 Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series 3 Preferred Units to be redeemed shall cease to accumulate from and after such Series 3 Redemption Date. So long as the Series 3 Preferred Units are held of record by the Depositary or its nominee, the Partnership shall give notice, or cause notice to be given, to the Depositary.

iii.    If the Partnership elects to redeem less than all of the Outstanding Series 3 Preferred Units in the event of an optional redemption on or after March 31, 2025, the number of Series 3 Preferred Units to be redeemed shall be determined by the General Partner, and such Series 3 Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either apportioned equally among all Series 3 Holders in accordance with the relative number or percentage of Series 3 Preferred Units held by each such Series 3 Holder or by lot, with adjustments to avoid redemption of fractional Series 3 Preferred Units. The aggregate Series 3 Redemption Price for any such partial redemption of the Outstanding Series 3 Preferred Units shall be allocated correspondingly among the redeemed Series 3 Preferred Units. The Series 3 Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 2 to this Part IV of Schedule A.

iv.    If the Partnership gives or causes to be given a Series 3 Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series 3 Preferred Units as to which such Series 3 Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series 3 Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series 3 Redemption Price to each Series 3 Holder whose Series 3 Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series 3 Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series 3 Redemption Notice. If a Series 3 Redemption Notice shall have been given, from and after the Series 3 Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series 3 Redemption Notice, all Series 3 Distributions on such Series 3 Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series 3 Preferred Units as Limited Partners with respect to such Series 3 Preferred Units to be redeemed shall cease, except the right to receive the Series 3 Redemption Price, and such Series 3 Preferred Units shall not thereafter be transferred on the books of the Series 3 Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series 3 Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series 3 Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series 3 Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series 3 Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series 3 Redemption Notice, there shall be no redemption of any Series 3 Preferred Units called for redemption until funds sufficient to pay the full Series 3 Redemption Price of such Series 3 Preferred Units shall have been deposited by the Partnership with the Paying Agent.

v.     Any Series 3 Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series 3 Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series 3 Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series 3 Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series 3 Preferred Units represented by the surrendered Certificate that have not been called for redemption.

vi.    Notwithstanding anything to the contrary in this Section 2 to this Part IV of Schedule A, in the event that full cumulative distributions on the Series 3 Preferred Units and any Series 3 Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series 3 Preferred Units or Series 3 Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series 3 Holders and holders of any Series 3 Parity Securities. So long as any Series 3 Preferred Units are Outstanding, except out of the net cash proceeds of a substantially concurrent issue of Series 3 Junior Securities, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Equity Units or any other Series 3 Junior Securities unless full cumulative distributions on the Series 3 Preferred Units and any Series 3 Parity Securities for all prior and the then-ending Series 3 Distribution Periods, with respect to the Series 3 Preferred Units, and all prior and then-ending distribution periods, with respect to any such Series 3 Parity Securities, shall have been paid or declared and set aside for payment.

e.             Payment of Additional Amounts.

i.      The Partnership shall make all payments on the Series 3 Preferred Units free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Relevant Taxing Jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including a holding by a court of competent jurisdiction or by a taxing authority in any Relevant Taxing Jurisdiction). If a withholding or deduction at source is required, the Partnership shall, subject to the limitations and exceptions set forth in this Section 2(B)(e) and Section 2(B)(f) to this Part IV of Schedule A, pay to the Series 3 Holders such additional amounts (the “Additional Amounts”) as distributions as may be necessary so that every net payment made to such holders, after such withholding or deduction (including any such withholding or deduction from such Additional

Amounts), shall be equal to the amounts the Partnership would otherwise have been required to pay had no such withholding or deduction been required.

ii.     The Partnership shall not be required to pay any Additional Amounts for or on account of:

(a)         any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Relevant Taxing Jurisdiction or any political subdivision thereof or otherwise had some connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, the Series 3 Preferred Units or any Series 3 Preferred Units presented for payment (where presentation is required for payment) more than 30 days after the Relevant Date (except to the extent that the holder would have been entitled to such amounts if it had presented such units for payment on any day within such 30 day period). The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Paying Agent on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to holders and notice to that effect shall have been duly given to the Series 3 Holders;

(b)         any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference or of any distributions on the Series 3 Preferred Units;

(c)          any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series 3 Preferred Units to comply with any reasonable request by the Partnership addressed to the holder within 90 days of such request (i) to provide information concerning the nationality, residence or identity of the holder or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

(d)         any tax, fee, duty, assessment or governmental charge imposed under the Income Tax Act or the Code; or

(e)          any combination of the foregoing.

iii.    In addition, the Partnership shall not pay Additional Amounts with respect to any payment on any such Series 3 Preferred Units to any holder that is a fiduciary, partnership, limited liability company or other pass-through entity other than the sole beneficial owner of such Series 3 Preferred Units if such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such Additional Amounts had it been the holder of the Series 3 Preferred Units.

f.             Substitution or Variation.

i.      At any time following a Tax Event, the Partnership may, without the consent of any Series 3 Holder, vary the terms of the Series 3 Preferred Units such that they remain securities, or exchange the Series 3 Preferred Units with new securities, which would eliminate the substantial probability that the Partnership or any Successor Entity would be required to pay any Additional Amounts with respect to the Series 3 Preferred Units as a result of a Change in Tax Law. The terms of the varied securities or new securities considered in the aggregate cannot be less favorable to holders than the terms of the Series 3 Preferred Units prior to being varied or exchanged; provided that no such variation of terms or securities received in exchange shall change the specified denominations of, distribution payable on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by the Partnership) or currency of, the Series 3 Preferred Units, reduce the liquidation preference thereof, lower the ranking in right of payment with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up of the Series 3 Preferred Units, or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due, but unpaid with respect to such holder’s securities.

ii.     Prior to any variation or exchange, the Partnership shall be required to receive an opinion of independent legal advisers to the effect that holders and beneficial owners of the Series 3 Preferred Units (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred.

iii.    Any variation or exchange of the Series 3 Preferred Units described above shall be made after notice is given to the Series 3 Holders not less than 30 days nor more than 60 days prior to the date fixed for variation or exchange, as applicable.

g.             Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, unless the Partnership is continued under the election to reconstitute and continue the Partnership pursuant to Section 13.3 of the Agreement, the Series 3 Holders shall be entitled to receive the Series 3 Liquidation Preference per Series 3 Preferred Unit held by them, together with all accrued (whether or not declared) and unpaid Series 3 Distributions up to but excluding the date of payment or distribution (less any tax required to be deducted and withheld by the Partnership), before any amounts shall be paid or any assets of the Partnership distributed to the holders of any Series 3 Junior Securities. Upon payment of the amounts set forth in the immediately preceding sentence, the Series 3 Holders shall not be entitled to share in any further distribution of the assets of the Partnership.

h.             Rank. The Series 3 Preferred Units shall each be deemed to rank as to payment of distributions on such Partnership Interests and distributions upon liquidation, dissolution or winding-up of the Partnership:

i.      senior to any Series 3 Junior Securities;

ii.     on parity with any Series 3 Parity Securities;

iii.    junior to any other Series 3 Senior Securities; and

iv.    junior to all existing and future indebtedness of the Partnership with respect to assets available to satisfy claims against the Partnership.

The Series 3 Preferred Units will also rank on parity with the guarantee by the Partnership set forth in the Guarantee Agreement, dated December 4, 2015 (as such agreement may be amended from time time), relating to the series 1, series 2 and series 3 class A preferred units of the Property Partnership, in the event of a liquidation, dissolution or winding-up of the Property Partnership.

i.                                          No Sinking Fund. The Series 3 Preferred Units shall not have the benefit of any sinking fund.

j.                                         Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Series 3 Transfer Agent, and the Paying Agent may deem and treat any Series 3 Holder as the true, lawful, and absolute owner of the applicable Series 3 Preferred Units for all purposes, and neither the General Partner, the Partnership, the Series 3 Transfer Agent nor the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any Securities Exchange on which the Series 3 Preferred Units may be listed or admitted to trading, if any.

k.                                      Other Rights; Fiduciary Duties. The Series 3 Preferred Units and the Series 3 Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnified Party shall owe any duties, including fiduciary duties, or have any liabilities to Series 3 Holders, other than the General Partner’s duty to act at all times in good faith.